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                                  EXHIBIT 3.1


                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                                 SHOPPING.COM


     The undersigned certify that:

     1. They are the president and the secretary, respectively, of SHOPPING.COM, a California corporation.

     2. The Amended and Restated Articles of Incorporation of this Corporation are amended and restated to read as follows:


                                      I.

                 The name of this Corporation is SHOPPING.COM

                                      II.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

     (a) The Corporation is authorized to issue two classes of stock to be designated, respectively, as "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock that the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares, consisting of Twenty Million (20,000,000) shares of common stock, no par value per share (the "Common Stock"), and Five Million (5,000,000) shares of preferred stock, no par value per share (the "Preferred Stock").

     (b) The share of Common Stock may be issued from time to time for such consideration as the Board of Directors may determine. Each holder of shares of

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Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of Common Stock are entitled to vote.

     (c) The shares of Preferred Stock may be issued from time to time in one or more series and for such consideration as the Board of Directors may determine. The Board of Directors is authorized, subject to any limitations prescribed by law, to establish from time to time the number of shares to be included in each such series, and by filing a certificate pursuant to the applicable law of the State of California to fix the designation, powers, preferences, and rights of the shares of each such series of Preferred Stock, and any qualifications, limitations or restrictions thereof, including, but not limited to, the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of share or Preferred Stock, or any of them, all to the fullest extent now or hereafter permitted by the General Corporation Law of California, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series of Preferred Stock shall be so decreased, the shares representing such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. No vote of the holders of the Common Stock or the Preferred Stock shall, unless otherwise provided in the resolutions creating any particular series of Preferred Stock, be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by an complying with the conditions of this Certificate of Incorporation."

                                      IV.

     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                      V.

     The Corporation shall indemnify any director or officer and may indemnify any agent of the Corporation in all circumstances in which indemnification is permitted by the provisions of Section 317(a), (b), and (c) of the General Corporation Law of California and shall advance the expenses of any director or officer and may advance the expenses of any agent in all circumstances in which such advancement of expenses is permitted by the provisions of Section 317 of the General Corporation Law of California (without regard to the authorization required by that section); provided, however, that such indemnification is not authorized with respect to an action for a breach of the duty of the director, officer or agent to the Corporation or its shareholders, if any of the exceptions to exoneration from liability of directors set

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forth in Section 204(a)(1) of the General Corporation Law of California are
applicable; and the director, officer or agent shall repay to the Corporation any such advancement of expenses if the director, officer or agent is adjudged guilty of any of the conduct specified in such exceptions or if indemnification is expressly prohibited by said Section 31. This provision does not limit in any way the permissive indemnification provided for in said Section 317. The director, officer or agent may sue in any court of competent jurisdiction to enforce the rights to indemnification and advancement of expenses grated by this
Article V. The Corporation is authorized to indemnify the directors, officers and agents of the Corporation to the fullest extent permissible under California law.

                                      VI.

     From time to time any of the provisions of this Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of California at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the Corporation by this Articles of Incorporation are granted subject to the provisions of this Article VI.

     1. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

     2. the foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with section 902, California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 4,062,354. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%. There are no shares of Preferred Stock outstanding.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATE: August 13, 1998                   /s/ John H. Markley
                                        ------------------------------
                                        John H. Markley, President



                                        /s/Kristine E. Webster
                                        ------------------------------
                                        Kristine E. Webster, Secretary

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